EXHIBIT 99.1

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Ruth Pachman

Andrea Calise

Kekst and Company

(212) 521-4891 / (212) 521-4845

IT Services Industry Veteran Andrew Borgstrom Nominated for Analysts International Corporation’s Board of Directors

Minneapolis, April 3, 2008 — Analysts International Corporation (NASDAQ:ANLY), a diversified technology services company, announced today that its Board of Directors will nominate IT Services Industry Veteran Andrew K. Borgstrom as the third new candidate for election at its upcoming annual meeting of shareholders.

VAR Business Magazine has profiled Borgstrom as one of the technology industry’s Top 10 CEOs. With a 24-year history of creating significant value in technology and telecommunications companies, Borgstrom has managed companies in various industries, including IT Outsourcing and Systems Integration, Managed Network Services, Professional Services Consulting, Technology Leasing and Application Development.

“Andrew’s deep IT industry experience, diverse background and passion for helping build successful businesses will be a welcome addition to our Board,” said Dr. Krzysztof Burhardt, Chairman of the Board, Analysts International Corporation. “We believe that the caliber of professionals we are attracting to our Board speaks to the quality of our organization and its people and to the potential that exists for AIC in today’s market. This is an exciting time for our organization as we look forward to implementing a new vision for our business.”

Borgstrom, 46, has served as CEO of RapiDemand, an investment banking firm, since 2005. Prior to that, Borgstrom held the positions of CEO of T-Systems North America, a division of Deutsche Telekom; CEO of Debis IT Services; Founder and CEO of Technology Asset Management; and Senior Executive with IBM and Intelligent Electronics.

Borgstrom joins Galen G. Johnson, Corporate Vice President and Controller of Cargill, Incorporated and Douglas C. Neve, a former  Executive Vice President and Chief Financial

Officer of Ceridian Corporation as the new candidates for AIC’s Board of Directors. These individuals will replace the three long-time directors retiring this year.

About Analysts International Corporation

Headquartered in Minneapolis, Analysts International Corporation (NASDAQ: ANLY) is a diversified technology services company. With sales and customer support offices in the United States and Canada, Analysts International Corporation provides information technology solutions and staffing services, including: Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market; Professional Services, which provides highly skilled, project managers, business analysts, developers and other IT consultants to assist its clients with strategic change; and IT Resources Staffing, which provides best value, best response supply of resources to high-volume clients. For more information, visit www.analysts.com.

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